Exhibit 6.1

WIALON HOSTING SOFTWARE LICENSE

AGREEMENT

THIS AGREEMENT is entered into as of April 1st, 2015 (“Effective Date”) by and between GURTAM, INC., a Massachusetts Corporation with offices at 265 Franklin St., Suite 1702, Boston, MA 02110, USA (“GURTAM”) and Direct Communications Solutions, Inc., a Delaware Corporation/LLC/Partnership with offices at 10675 Treena Street, Suite 103 San Diego, CA 92131, (“LICENSEE”).

WHEREAS, Licensee wishes to license software for the purpose of providing tracking and fleet management services to the end-users and GURTAM desires to license this software to Licensee.

NOW THEREFORE, the parties hereto agree as follows:

1. GRANT OF LICENSE

Subject to the terms and conditions of the Agreement, GURTAM grants to Licensee a non-exclusive, non-transferable license to use Wialon Hosting cloud-based software accessed by the LICENSEE through a web-browser using user name and password (the “Licensed Programs”) for the purpose of providing tracking and fleet management services to the end-users. Licensee may, by notifying GURTAM in advance by e-mail or regular mail, sublicense the Licensed Programs to another tracking and fleet management service provider. In this case Licensee shall fully disclose the fee structure they plan to use when sublicensing the “Licensed Programs”.

2. CONSIDERATION TO GURTAM

a. Licensee shall submit the initial payment for using the Licensed Programs immediately, upon the activation of their paid paid account in Wialon Data Center. The license fee is calculated based using the price listed in Appendix A.

b. Licensee shall prepay for each 30-day period of using the Licensed Programs. The invoice will be delivered to the Licensee’s confirmed e-mail address at least five (5) business days before it’s due.

c. License fees do not include any shipping, duties, bank fees, sales, use, excise or similar taxes due. If GURTAM is required to pay any such amounts, Licensee shall reimburse GURTAM in full. The invoice for such amounts will be delivered to the Licensee’s confirmed e-mail address. Licensee shall submit payment to reimburse GURTAM within thirty (30) days of GURTAM delivering invoice to Licensee.

3. OWNERSHIP

The Licensed Programs, including translations, compilations, modifications, and updates, are the property of GURTAM’s parent company UAB <<Gurtam>> with offices at K.Donelaichio G.24, LT-44239, Kaunas, Lithuania. GURTAM has the unlimited rights to sublicense the Licensed Programs in North America and South America.

4. PROPRITEARY RIGHTS

Licensee recognizes that GURTAM regards the Licensed Programs as its proprietary information and as confidential trade secrets of great value. Except for use explicitly stated in Section 1 of this agreement, Licensee agrees not to provide or to otherwise make available in any form the Licensed Programs, or any portion thereof, to any person other than employees of Licensee without the prior written consent of GURTAM. Licensee further agrees to treat the Licensed Programs with at least the same degree of care with which Licensee treats its own confidential information and in no event with less care than is reasonably required to protect the confidentiality of the Licensed Programs.

5. MAPPING DATA COPYRIGHT

Licensee acknowledges the following copyrights:

Mapping data © 2013 - 2015 CoreLogic. All rights reserved.

Mapping data © 2013 - 2015 NAVTEQ. All rights reserved.

This data includes information taken with permission from Canadian authorities, including © Her Majesty, © Queen’s Printer for Ontario.

1993-2010 NAVTEQ B.V. All rights reserved. Source: Géoroute® IGN France & BD Carto® IGN France. Die Grundlagendaten wurden mit Genehmigung der zuständigen Behörden entnommen. Based on Ordnance Survey electronic data and used with the permission of the Controller of Her Majesty’s Stationary Office © Crown Copyright, 2010. La Banca Dati Italiana è stata prodotta usando quale rifermento anche cartografia numerica ed al tratto drodatta e fornita dalla Regione Toscane. © 2010 Norwegian Mapping Authority. Source: IgeoE - Portugal. Información geográfica propiedad del CNIG. Based upon electronic data © National Land Survey Sweden. Topografische Grundlage: © Bundesamt für Landestopographie.

6. TERM

The license granted hereunder shall continue unless and until terminated pursuant to Section 7 hereof and subject to Licensee’s proper performance of its obligations hereunder.

7. TERMINATION

GURTAM may terminate this Agreement if Licensee is in default of any of the terms and conditions of this Agreement and fails to correct such default within five (5) days after notice thereof from GURTAM. In the event of termination, GURTAM will immediately discontinue Licensee’s access to its account(s) at Wialon Data Center. Notwithstanding the foregoing, either party may terminate this Agreement upon thirty (30) days notice.

8. SUPPORT

GURTAM will provide to Licensee the following support with respect to the Software: 24x7 technical support via email and Gurtam Help System available on the Internet 24x7.

9. WARRANTY DISCLAIMER

GURTAM licenses, and Licensee accepts, the licensed programs “AS IS.” GURTAM PROVIDES NO WARRANTIES AS TO THE FUNCTION OR USE OF THE LICENSED PROGRAMS, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE LICENSED PROGRAM IS WITH LICENSEE. GURTAM DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE LICENSED PROGRAMS WILL MEET LICENSEE’S REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED PROGRAMS WILL BE UNINTERRUPTED OR ERROR FREE.

10. PATENT AND COPYRIGHT INDEMNITY

In the event that the Licensed Programs, or in GURTAM’s opinion is likely to become, the subject of a claim of infringement of a patent, copyright, trademark or trade secret, GURTAM may at its option either secure Licensee’s right to continue using the Licensed Programs; replace or modify the Licensed Programs to make them not infringing. Licensee shall cooperate with GURTAM in the replacement and/or modification of the Licensed Programs regarding a claim of infringement of a patent, copyright, trademark or trade secret. Licensee shall indemnify, defend and hold harmless GURTAM its corporate affiliates, against any claim, liability, cost, damage, deficiency, loss, expense or obligation of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of litigation) for any claim of patent, copyright or trade secret infringement based on Licensee’s use of the Licensed Programs in any form other than the original, unmodified form provided to Licensee or the use of a combination of the Licensed Programs with hardware, software or data not supplied by GURTAM where the used Licensed Programs alone in their original, unmodified form would not constitute an infringement. The foregoing states Licensee’s entire liability for infringement or claims of infringement of patents, copyrights or other intellectual property right.

11. LIMITATION OF LIABILITY

GURTAM’S LIABILITY TO LICENSEE UNDER ANY PROVISIONS OF THIS AGREEMENT FOR DAMAGES FINALLY AWARDED SHALL BE LIMITED TO THE AMOUNTS ACTUALLY PAID HEREUNDER BY LICENSEE TO GURTAM. IN NO EVENT SHALL GURTAM BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF USE, LOSS OF PROFITS OR INTERRUPTION OF BUSINESS, HOWEVER CAUSED OR ON ANY THEORY OF LIABILITY.

12. NOTICES

All notices in connection with this Agreement shall be in writing and may be given by certified, registered, or first class mail or personally delivered at the address set forth on the front page or by electronic mail to GURTAM sent to sales@gurtam.com and to Licensee sent to finance@dcsbusiness.com. For purposes of this Agreement, a notice shall be deemed effective upon personal delivery to the party or if by mail five days after proper deposit in a mail box or if by electronic mail upon being sent.

13. SUCCESSORS

This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective representatives, successors and assigns except as otherwise provided herein.

14. SEVERABILITY

In the event any provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement shall remain in force as if such provision were not a part.

15. GOVERNING LAW/FORUM

This Agreement shall be governed and interpreted by the laws of the Commonwealth of Massachusetts; Suffolk County, Massachusetts shall be the appropriate venue and jurisdiction for the resolution of any disputes hereunder.

Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between GURTAM and Licensee shall be resolved by final and binding arbitration in Boston, Massachusetts, in accordance with the rules then obtaining applicable to the appointment of a single arbitrator of the American Arbitration Association (“AAA”). All expenses and costs of the arbitrators and the arbitration in connection therewith will be shared equally, except that GURTAM and Licensee will each bear the costs of its own prosecution and defense, including without limitation attorney’s fees and the production of witnesses and other evidence. Any award rendered in such arbitration shall be final and may be enforced by either party.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to waive any rights or timely performance of any obligations existing under this Agreement, including without limitation Licensee’s obligations to make payments. Notwithstanding any other provision of this Agreement, Licensee agrees that it shall not withhold or offset such payments, and agrees that Licensee’s sole remedy for alleged breaches by GURTAM is pursuant to this section.

Notwithstanding any other term of this Agreement, prior arbitration shall not be required, nor shall any arbitrator have the power to enjoin, notice of termination or effective termination of the license of this Agreement.

16. NON-ASSIGNMENT

Except for use explicitly stated in Section 1 of this Agreement, this Agreement and the licenses granted by it may not be assigned, sublicensed, or otherwise transferred by Licensee without the prior written consent of GURTAM.

17. EXPORT REGULATIONS

Licensee understands that GURTAM is subject to regulation by agencies of the U.S. Government, including the U.S. Departments of Commerce and State, which prohibit export or diversion of certain technical products to certain countries. Licensee warrants that it will comply in all respect with the export and re-export restrictions set forth in the export license for the Licensed Programs and all other applicable export regulations. Licensee agrees to indemnify and hold GURTAM harmless from any loss, damages, liability or expenses incurred by GURTAM as a result of Licensee’s failure to comply with any export regulations or restrictions.

18. REPRESENTATIONS

GURTAM and Licensee hereby represent to one another as follows:

a. It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate or other power and authority and the legal right to own or license and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

b. This Agreement has been duly executed and delivered on behalf of GURTAM and Licensee, by signatories duly authorized to enter into this Agreement.

19. ENTIRE AGREEMENT

This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and understandings, express or implied, concerning such matters. This Agreement shall take precedence over any additional or conflicting terms which may be contained in Licensee’s purchase order or GURTAM’s order acknowledgment forms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

LICENSEE:		LICENSOR:

GURTAM, INC.

By:	/s/ David Scowby	By:	/s/ Sergei Leuchanka
	(Signature)		(Signature)

Print Name: David Scowby		Print Name: Sergei Leuchanka

Print Title: VP, Product Development		Print Title: President